UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 6, 2014

PATRIOT NATIONAL BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Connecticut	000-29599	06-1559137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Bedford Street, Stamford, Connecticut	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 324-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

On January 6, 2014, Patriot National Bancorp, Inc. (the “Company”) received a notice from the NASDAQ Stock Market LLC advising the Company that it is not in compliance with Listing Rule 5450(b)(1)(C) for continued listing due to the Company’s failure to maintain a minimum Market Value of Publicly Held Shares (“MVPHS”) (shares held by non-affiliates of the Company) of $5,000,000. The notice was issued in accordance with standard NASDAQ procedures and has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market. Pursuant to the notice, the Company has a period of 180 calendar days in which to regain compliance with the Listing Rule. The Company believes that it will regain full compliance with the Listing Rule in the ordinary course during that period.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company and Kenneth T. Neilson, President and Chief Executive Officer of the Company and Patriot National Bank, a wholly-owned subsidiary of the Company, have determined that the term of Mr. Neilson’s employment agreement will not be extended past its contemplated one-year term ending March 2014. Mr. Neilson has successfully completed the series of earnings and operating initiatives set forth by the Board of Directors of the Company, and expects to conclude his assignment with the transition of his responsibilities to his successor, who will focus on asset growth and community lending. Mr. Neilson will continue in his role as a member of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL BANCORP, INC.

Date: January 10, 2014	By:	/s/ Michael A. Carrazza

Michael A. Carrazza Chairman of the Board